EXHIBIT 99.06

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

(a wholly owned subsidiary of Ambac Financial Group, Inc.)

Consolidated Unaudited Financial Statements

As of September 30, 2008 and December 31, 2007

and for the Three and Nine Months Ended September 30, 2008 and 2007

Ambac Assurance Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands, Except Share Data)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets:
Investments:
Fixed income securities, at fair value (amortized cost of $8,819,453 in 2008 and $10,160,177 in 2007)	$8,580,122	$10,383,947
Fixed income securities pledged as collateral, at fair value (amortized cost of $117,732 in 2008 and $86,367 in 2007)	115,732	88,563
Short-term investments, at cost (approximates fair value)	1,146,682	319,023
Short-term investments, pledged as collateral, at fair value (amortized cost of $0 in 2008 and $20,717 in 2007)	—	20,745
Other (cost of $12,904 in 2008 and $12,910 in 2007)	12,378	13,199

Total investments	9,854,914	10,825,477
Cash	88,766	120,588
Receivable for securities sold	160,202	1,821
Securities purchased with agreement to resell	585,220	—
Investment income due and accrued	107,349	146,210
Reinsurance recoverable on paid and unpaid losses	72,376	11,862
Prepaid reinsurance	327,165	489,028
Deferred taxes	2,176,533	1,972,568
Current taxes	771,454	—
Deferred acquisition costs	221,788	255,639
Derivative assets	903,457	989,904
Loans	269,015	276,971
Other assets	231,926	88,402

Total assets	$15,770,165	$15,178,470

Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$2,549,177	$3,129,970
Losses and loss expense reserve	1,556,715	484,276
Ceded reinsurance balances payable	13,523	32,433
Obligations under payment agreements	—	248,010
Long-term debt	273,511	280,651
Current income taxes	—	111,872
Payable for securities purchased	7,969	645
Derivative liabilities	9,531,224	6,937,967
Other liabilities	198,016	243,408

Total liabilities	14,130,135	11,469,232

Stockholders’ equity:
Preferred stock, par value $1,000 per share; authorized shares - 285,000; issued and outstanding shares - none	—	—
Common stock, par value $2.50 per share; authorized shares - 40,000,000; issued and outstanding shares - 32,800,000 at September 30, 2008 and December 31, 2007	82,000	82,000
Additional paid-in capital	2,864,485	1,550,652
Accumulated other comprehensive (losses) income	(158,134)	154,236
Retained (deficit) earnings	(1,148,321)	1,922,350

Total stockholder’s equity	1,640,030	3,709,238

Total liabilities and stockholder’s equity	$15,770,165	$15,178,470

See accompanying Notes to Consolidated Unaudited Financial Statements.

Ambac Assurance Corporation and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Dollars in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Financial Guarantee:
Gross premiums written	$120,910	$289,355	$426,520	$805,515
Ceded premiums written	4,306	(35,095)	(36,740)	(93,016)

Net premiums written	$125,216	$254,260	$389,780	$712,499

Net premiums earned	$286,343	$197,595	$806,266	$643,499
Net investment income	126,965	117,017	380,794	342,282
Net realized investment gains	49,433	3,965	70,425	5,286
Change in fair value of credit derivatives:
Realized (losses) and gains and other settlements	(837,929)	19,319	(805,921)	50,864
Unrealized losses	(1,867,250)	(743,379)	(2,630,842)	(805,370)

Net change in fair value of credit derivatives	(2,705,179)	(724,060)	(3,436,763)	(754,506)
Other (loss) income	(2,816)	1,303	5,906	6,496
Financial Services:
Investment income	—	3,009	806	9,032
Net realized gains	—	—	4,273	—
Derivative products	(44,376)	(11,350)	(173,720)	(2,467)

Total revenues	(2,289,630)	(412,521)	(2,342,013)	249,622

Expenses:
Financial Guarantee:
Losses and loss expenses	607,702	19,082	1,311,169	47,600
Underwriting and operating expenses	46,855	34,576	157,806	104,390
Interest expense on variable interest entity notes	3,367	1,167	10,303	1,167
Financial Services:
Interest on payment agreements	—	2,490	1,079	7,501
Derivative products	1,231	1,314	3,408	4,033

Total expenses	659,155	58,629	1,483,765	164,691

Pre-tax (loss) income	(2,948,785)	(471,150)	(3,825,778)	84,931
(Benefit) provision for income taxes	(536,969)	(137,761)	(905,852)	6,964

Net (loss) income	$(2,411,816)	$(333,389)	$(2,919,926)	$77,967

See accompanying Notes to Consolidated Unaudited Financial Statements.

Ambac Assurance Corporation and Subsidiaries

Consolidated Statements of Stockholder’s Equity

(unaudited)

(Dollars in Thousands)

	Nine Months Ended September 30,
	2008		2007
Retained (Deficit) Earnings:
Balance at January 1	$1,922,350		$5,275,015
Net (loss) income	(2,919,926)	$(2,919,926)	77,967	$77,967

Adjustment to initially apply FASB Statement No. 157 and 159, pre-tax of $20,247	13,160		—
Dividends declared – common stock	(163,905)		(142,650)

Balance at September 30	$(1,148,321)		$5,210,332

Accumulated Other Comprehensive Income (Losses):
Balance at January 1	$154,236		$131,875
Unrealized losses on securities, ($468,140) and ($48,151) pre-tax in 2008 and 2007, respectively (1)		(304,290)		(31,298)
Foreign currency translation gain, ($12,420) and $4,895 pre-tax in 2008 and 2007, respectively		(8,080)		3,182

Other comprehensive loss	(312,370)	(312,370)	(28,116)	(28,116)

Total comprehensive (loss) income		$(3,232,296)		$49,851

Balance at September 30	$(158,134)		$103,759

Preferred Stock:
Balance at January 1 and September 30	$—		$—

Common Stock:
Balance at January 1 and September 30	$82,000		$82,000

Additional Paid-in Capital:
Balance at January 1	$1,550,652		$1,508,828
Capital contribution	1,318,006		—
Capital issuance costs	(11,462)		(2,882)
Stock-based compensation	20,697		35,799
Excess tax (cost) benefit related to share-based compensation	(13,308)		8,419

Balance at September 30	$2,864,485		$1,550,164

Total Stockholders’ Equity at September 30	$1,640,030		$6,946,255

(1) Disclosure of reclassification amount:

	2008	2007
Unrealized holding losses arising during the period	$(254,919)	$(28,883)
Less: reclassification adjustment for net gains included in net (loss) income	49,371	2,415

Net unrealized losses on securities	$(304,290)	(31,298)

See accompanying Notes to Consolidated Unaudited Financial Statements.

Ambac Assurance Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(Dollars in Thousands)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net (loss) income	$(2,919,926)	$77,967
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,415	2,010
Amortization of bond premium and discount	13,349	19,231
Share-based compensation	16,410	30,684
Current income taxes	(883,326)	(14,989)
Deferred income taxes	(42,856)	(203,416)
Deferred acquisition costs	33,851	(19,056)
Unearned premiums, net	(418,930)	70,058
Losses and loss expenses	1,011,925	57,569
Ceded reinsurance balances payable	(18,910)	4,322
Net mark-to-market losses	2,630,842	805,370
Net realized investment gains	(74,698)	(5,286)
Other, net	(54,040)	5,580

Net cash (used in) provided by operating activities	(703,894)	830,044

Cash flows from investing activities:
Proceeds from sales of bonds	3,691,346	176,833
Proceeds from matured bonds	421,378	441,415
Purchases of bonds	(2,906,241)	(1,239,280)
Change in short-term investments	(806,914)	(238,699)
Loans, net	816	(266,131)
Securities purchased under agreements to resell	(585,220)	95,000
Other, net	(2,999)	1,042

Net cash used in investing activities	(187,834)	(1,029,820)

Cash flows from financing activities:
Dividends paid	(163,905)	(142,650)
Capital contribution	1,318,006	—
Capital issuance costs	(11,462)	(2,882)
Proceeds from issuance of long-term debt	—	280,690
Payment agreements	(248,010)	(235)
Net cash collateral received	(21,315)	58,221
Excess tax (cost) benefit related to share-based compensation	(13,408)	8,419

Net cash provided by financing activities	859,906	201,563

Net cash flow	(31,822)	1,787
Cash at January 1	120,588	23,595

Cash at September 30	$88,766	$25,382

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$32,581	$196,997
Interest on payment agreements	$2,747	$7,016

See accompanying Notes to Consolidated Unaudited Financial Statements.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(1)	Background and Basis of Presentation

Ambac Assurance Corporation through its subsidiaries, provides financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac Assurance is a guarantor of public finance and structured finance obligations, has, as of November 5, 2008, been assigned an Baa1 financial strength rating with developing outlook from Moody’s Investors Services, Inc. (“Moody’s”) and a AA rating with a negative outlook from Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc. (“S&P”). These ratings reflect downgrades in Ambac Assurance’s financial strength ratings from triple-A during 2008. As a result of these rating agency actions, as well as widespread disruption in the capital markets and investor concern with respect to Ambac Assurance’s financial position, Ambac Assurance has been able to originate a de minimus amount of new financial guarantee business since November 2007.

Ambac Assurance provides financial guarantees on the obligations arising from the financial services products of its subsidiaries and affiliates. During the first quarter 2008, Ambac Assurance’s parent company, Ambac Financial Group, Inc. announced that it would discontinue writing new Financial Services business as part of its refocused business strategy. As a result, Ambac Assurances interest rate swap business and the investment agreement business of its affiliate will be run off.

In 2008, Ambac Assurance has undertaken a review of all its Financial Guarantee businesses. In conducting this review, Ambac Assurance considered the risk exposure within each business (including management’s view of the probability of default, the potential loss given default and the relevant correlations), the risk adjusted returns over the course of an economic cycle and Ambac Assurance’s franchise value and competitive advantages. As a result of this review, Ambac Assurance has decided to:

•

Emphasize its global public finance business (including municipal finance, healthcare, infrastructure and global utilities) and re-evaluate its participation in its structured finance business. Many of the above businesses have been subject to revised underwriting and risk management guidelines, which include reduction of single risk concentrations;

•

Discontinue underwriting certain structured finance businesses (domestic and international), including collateralized debt obligations and collateralized loan obligations, mortgage-backed securities, whole business securitizations, auto and credit cards and emerging market future flow transactions; and

•

Discontinue the execution of credit enhancement transactions in credit default swap format. However, Ambac Assurance may execute restructuring or hedging transactions in derivative format for purposes of mitigating losses and/or improving our position relative to existing credit exposures.

Ambac Assurance continues to work closely with its regulators and the rating agencies to address the credit issues within its portfolio and to preserve and grow the business franchise.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

On September 2, 2008, Ambac Assurance received approval from the Office of the Commissioner of Insurance for the State of Wisconsin (OCI) to capitalize and reactivate its Connie Lee Insurance Company (which has been renamed Everspan Financial Guarantee Corp.) (“Everspan”) subsidiary, which would allow it to begin writing financial guarantee insurance. Ambac Assurance had planned to inject $850,000 into Everspan with the intention of operating it as a separate corporate and legal entity. The new capital would support the claims paying resources for Everspan’s financial guarantee business, which would focus on U.S. public finance global infrastructure and regulated utility transactions. The management team of Everspan would be primarily assembled from within Ambac Assurance’s Public Finance division. As a result of the recent downgrade by Moody’s, the $850,000 capital contribution to Everspan has been postponed.

The November 5th downgrade of Ambac Assurance, by Moody’s, resulted in a significant amount of collateral being be posted by Ambac’s investment agreement and derivatives businesses. The majority of these transactions are guaranteed by Ambac Assurance. To enable the non-insurance companies to meet the collateral posting obligations in a prudent manner, Ambac petitioned the Wisconsin Insurance Commissioner’s office (“OCI”) to permit various liquidity enhancing activities between these entities and Ambac Assurance. On November 5, 2008 OCI approved the following transactions between these entities:

•	Ambac Assurance is permitted to purchase up to $3,000,000 of investment securities presently owned by the investment agreement business;

•

Ambac Assurance is permitted to provide a revolving unsecured credit facility to the investment agreement business of up to $1,600,000 for the purpose of providing such affiliates liquidity for collateral postings or liquidation of investment agreements; and

•

Ambac Assurance is permitted to provide a revolving unsecured credit facility to Ambac Financial Services of not more than $750,000 for the purpose of providing liquidity for collateral postings or liquidation of interest rate and/or currency swap arrangements.

OCI has required that Ambac Assurance assume ownership of the investment agreement affiliates in connection with the above approvals. This will likely result in a decrease in stockholder’s equity.

As described above, the financial strength rating downgrades have adversely impacted Ambac Assurance’s ability to generate new business and will impact Ambac Assurance’s future business, operations and financial results. Although Ambac Assurance is considering various strategic alternatives, there can be no assurance that any actions taken by Ambac Assurance will improve its current ratings, that further rating downgrades will not occur, or that Ambac Assurance will be able to recommence writing significant amounts of new financial guarantee business in the near term or at all.

The accompanying consolidated unaudited interim financial statements have been prepared on the basis of U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets, liabilities revenues, expenses and disclosures of contingent assets and liabilities. Such estimates are used in connection with certain fair value

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

measurements and the evaluation of other than temporary impairments on investments. Moreover, estimates are significant in determining the amounts of loss reserves for non-derivative insurance business as well as the amount of valuation allowance recorded on the deferred tax assets recognized. Current market conditions increase the risk and complexity of the judgments in estimates. Actual results could differ materially from those estimates. The results of operations for the nine months ended September 30, 2008 may not be indicative of the results that may be expected for the full year ending December 31, 2008. These consolidated financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of Ambac Assurance and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 29 2008 as Exhibit 99.01 to Ambac Financial Group Inc.’s Form 10-K, the unaudited consolidated financial statements of Ambac Assurance and subsidiaries as of March 31, 2008, which was filed with the SEC on May 12, 2008 as Exhibit 99.04 to Ambac Financial Group’s 10-Q for the quarterly period ended March 31, 2008, and the unaudited consolidated financial statements of Ambac Assurance and subsidiaries as of June 30, 2008, which was filed with the SEC on August 11, 2008 as Exhibit 99.05 to Ambac Financial Group’s 10-Q for the quarterly period ended June 30, 2008.

The consolidated financial statements include the accounts of Ambac Assurance and all other entities in which Ambac Assurance has a controlling financial interest. All significant intercompany balances have been eliminated. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist in entities, such as variable interest entities (“VIEs”), through arrangements that do not involve controlling voting interests. Certain reclassifications have been made to prior period’s amounts to conform to the current period’s presentation.

(2)	Net Premiums Earned

Gross premiums are received either upfront (typical of public finance obligations) or in installments (typical of structured finance obligations). Up-front insurance premiums written are received for an entire bond issue, which may contain several maturities, and are recorded as unearned premiums. The premium is allocated to each bond maturity proportionately based on total principal amount guaranteed and is recognized as premiums on a straight-line basis over the term of each maturity. Installment insurance premiums written are recognized as premiums earned over each installment period, typically one year or less, on a straight-line basis. Premium earnings under both the upfront and installment revenue recognition methods are in proportion to the principal amount guaranteed and result in higher premium earnings during periods where guaranteed principal is higher. When an issue insured by Ambac Assurance has been refunded or called, the remaining unrecognized premium (net of refunding credits, if any) is recognized at that time. As discussed in footnote 9, the GAAP accounting for premiums earned will change in 2009.

Premiums ceded to reinsurers reduce the amount of premiums earned by Ambac from its financial guarantee insurance policies. For both up-front and installment premiums, ceded premiums written are primarily recognized in earnings in proportion to and at the same time the related gross premium revenue is recognized. Prepaid reinsurance represents the portion of premiums ceded to reinsurers relating to unearned premiums ceded under reinsurance contracts.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(3)	Loss and Loss Expenses

Ambac Asurance’s financial guarantee insurance policies generally promise to pay scheduled interest and principal if the issuer of the insured obligation fails to meet its obligation. The loss reserve policy for financial guarantee insurance discussed in this footnote relates only to Ambac Assurance’s non-derivative insurance business. The policy for derivative contracts is discussed in Note 4 “Derivative Contracts”. Losses and loss expense reserves are based upon estimates of the ultimate aggregate losses inherent in the non-derivative financial guarantee portfolio as of the reporting date. The evaluation process for determining the level of reserves is subject to certain estimates and judgments. In most instances, claim payments are forecasted in advance of issuer default as a result of active surveillance of the insured book of business and observation of deterioration in the obligor’s credit standing. Based upon Ambac Assurance’s experience, claim payments become probable and estimable once the issuer’s credit profile has migrated to certain impaired credit levels. The trustee, on behalf of the insured party, named beneficiary, or custodian has the right to make a claim under Ambac Assurance’s financial guarantee insurance policy at the first scheduled debt service date of the defaulted obligation. As discussed in Note 9, the accounting for credit loss reserves will change.

The liability for losses and loss expense reserves consists of active credit and case basis credit reserves. Active credit reserves are for probable and estimable losses due to credit deterioration on insured credits that have not yet defaulted or have defaulted, but have not been reported as of the reporting date. The establishment of reserves for exposures that have not yet defaulted is a common practice in the financial guarantee industry. However, Ambac Assurance is aware that there are differences in the specific methodologies applied by other financial guarantors in establishing such reserves. Ambac Assurance’s active credit reserve is based on management’s on-going review of the non-derivative financial guarantee credit portfolio. Active surveillance of the insured portfolio enables Ambac Assurance’s Surveillance Group to track credit migration of insured obligations from period to period and prepare an adversely classified credit listing. The active credit reserve is established only for adversely classified credits. The criteria for an exposure to be included on the adversely classified credit listing includes the deterioration of an issuer’s financial condition, underperformance of the underlying collateral (for collateral dependent transactions such as mortgage-backed securitizations), poor performance by the servicer of the underlying collateral and other adverse economic events or trends. The servicer of the underlying collateral of an insured securitization transaction is a consideration in assessing credit quality because the servicer’s performance can directly impact the performance of the related issue. For example, a servicer of a mortgage-backed securitization that does not remain current in its collection efforts could cause an increase in the delinquency and potential default of the underlying obligation. Adversely classified credits are assigned risk classifications by the surveillance Group using the following guidelines:

CLASS IA – “Potential Problem with Risks to be Dimensioned”

Credits that are fully current and monetary default or claims-payment is not anticipated. The payor’s or issuer’s financial condition may be deteriorating or the credits may lack adequate collateral. A structured financing may also evidence weakness in its fundamental credit quality as evidenced by its under-performance relative to its modeled projections at underwriting, issues related to the servicer’s ability to perform, or questions about the structural integrity of the transaction. While these credits may still retain an investment grade rating, they usually have experienced or are vulnerable to a ratings downgrade. Further investigation is required to dimension and correct any deficiencies. A complete legal review of documents may be required. An action plan should be developed with triggers for future classification changes upward or downward.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

CLASS II – “Substandard Requiring Intervention”

Credits whose fundamental credit quality has deteriorated to the point that timely payment of debt service may be jeopardized by adversely developing trends of a financial, economic, structural, managerial or political nature. No claim payment is currently foreseen but the probability of loss or claim payment over the life of the transaction is now existent (10% or greater probability). Class II credits may be borderline or below investment grade (BBB- to B). Prompt and sustained action must be taken to execute a comprehensive loss mitigation plan and correct deficiencies.

CLASS III – “Doubtful with Clear Potential for Loss”

Credits whose fundamental credit quality has deteriorated to the point that timely payment of debt service has been or will be jeopardized by adverse trends of a financial, economic, structural, managerial or political nature which, in the absence of positive change or corrective action, are likely to result in a loss. The probability of monetary default or claims paying over the life of the transaction is 50% or greater. Full exercise of all available remedial actions is required to avert or minimize losses. Class III credits will generally be rated below investment grade (B to CCC).

CLASS IV – “Imminent Default or Defaulted”

Monetary default or claims payment has occurred or is expected imminently. If claims have been paid, Case Basis Reserves will be established.

CLASS V – “Fully Reserved”

The credit has defaulted, payments have occurred or will occur, and any recoveries or salvage has been received. The claim payments are scheduled and known, and reserves have been established to fully cover such claims.

The active credit reserve is established through a process that begins with estimates of probable losses inherent in the adversely classified credit portfolio. These estimates are based upon: (i) Ambac Assurance’s internal system of credit ratings as described above, which are analogous to the risk ratings of

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

the major rating agencies; (ii) internally developed historical default information (taking into consideration ratings and average life of an obligation); (iii) internally developed loss severities; and (iv) the net par outstanding on the adversely classified credit. The loss severities and default information are based on rating agency information and are specific to each bond type and are established and approved by Ambac Assurance’s Executive Risk Management Committee. The Executive Risk Management Committee is comprised of senior risk management professionals and other senior management of Ambac Assurance. For certain adversely-classified credit exposures, Ambac Assurance’s additional monitoring and loss remediation efforts may provide information relevant to the estimate of the active credit reserve.

Ambac Assurance may use market accepted software tools when a more precise view of expected claim payment cash flows can be derived. We have utilized this approach for residential mortgage-backed exposures. These tools, in conjunction with detailed data of the historical performance of the collateral pools, assist Ambac Assurance in the determination of certain assumptions, such as default and voluntary prepayment rates, which are needed in order to estimate expected future net claim payments. Ambac Assurance discounts these estimated net claim payments using discount rates that approximate the average taxable equivalent yield on our investment portfolio 4.5% at September 30, 2008 and December 31, 2007.

Additional remediation activities applied to adversely classified credits can include various actions by Ambac Assurance. The most common actions include obtaining detailed appraisal information on collateral, more frequent meetings with the issuer’s or servicer’s management to review operations, financial condition and financial forecasts and more frequent analysis of the issuer’s financial statements. In estimating the active credit reserve, Ambac Assurance uses relevant credit-specific information obtained from its remediation efforts to supplement the statistical approach discussed above. Senior management meets at least quarterly with the Surveillance Group to review the status of their work to determine the adequacy of Ambac Assurance’s loss reserves and make any necessary adjustments. Active credit reserves were $600,315 and $363,372 at September 30, 2008 and December 31, 2007, respectively. The active credit reserves at September 30, 2008 and December 31, 2007 were comprised of 86 credits with net par of $12,379,990 and 45 credits with net par outstanding of $6,512,515, respectively. Included in the calculation of active credit reserves at September 30, 2008 and December 31, 2007 was the consideration of $63,747 and $13,364, respectively, of reinsurance which would be due to Ambac Assurance from reinsurers, upon default of the insured obligation.

Case basis credit reserves are for losses on insured obligations that have defaulted. We believe our definition of case basis credit reserves differs from other financial guarantee industry participants. Upon the occurrence of a payment default, the related active credit reserve is transferred to case basis credit reserve. Additional provisions for losses upon further credit deterioration of a case basis exposure are initially recorded through the active credit reserve and subsequently transferred to case basis credit reserves. Our case reserves represent the present value of anticipated loss and loss expense payments expected over the estimated period of default. Loss and loss expense reserves consider anticipated defaulted debt service payments, estimated expenses associated with settling the claims and estimated recoveries under collateral and subrogation rights. The estimate does not consider future installment premium receipts, as the likelihood of such receipts is remote. Consistent with the process to determine active credit reserves, Ambac Assurance discounts expected future net claim payments in determining case reserves using discount rates that approximate the average taxable equivalent yield on our investment portfolio.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

Case basis credit reserves were $956,400 and $120,904 at September 30, 2008 and December 31, 2007, respectively. The case basis credit reserves at September 30, 2008 and December 31, 2007 were comprised of 26 and 13 credits, respectively, with net par outstanding of $5,746,489 and $1,359,415, respectively. Additionally, we have reinsurance recoverables on case basis credit reserves of $55,729 and $11,088 at September 30, 2008 and December 31, 2007, respectively.

Loss expense reserves are also established for significant surveillance and mitigation expenses associated with class IA to class V credits. Total loss expense reserves were $7,055 and $123 at September 30, 2008 and December 31, 2007, respectively.

Ambac Assurance provides information on the classification of its loss reserve between active credit reserve and case basis credit reserve for the purpose of disclosing the components of the total reserve that relate to exposures that have not yet defaulted and those that have defaulted. The total reserve (active credit and case basis) was $1,556,715 and $484,276 at September 30, 2008 and December 31, 2007, respectively. Due to the relatively large size of certain insured obligations comprising the active and case basis credit reserves, improvements or further deterioration in any one credit may significantly impact our loss provision in a given period. The provision for losses and loss expenses in the accompanying Consolidated Statements of Operations represents the expense recorded to bring the total reserve to a level determined by management to be adequate for losses inherent in the non-derivative financial guarantee insurance portfolio. Ambac Assurance’s management believes that the reserves for losses and loss expenses are adequate to cover the ultimate net cost of claims, but the reserves are based on estimates and there can be no assurance that the ultimate liability for losses will not exceed such estimates.

Our liabilities for credit losses are based in part on the short-duration accounting guidance in SFAS 60, “Accounting and Reporting by Insurance Enterprises.” The trustee (on behalf of the insured party), named beneficiary or custodian has a right to a claim payment under the financial guarantee insurance policy at the date of the first scheduled debt service payment of a defaulted security in the amount equal to the payment shortfall. We believe a loss event occurs for financial guarantee insurance products at the time the issuers’ financial condition deteriorates to an impaired credit status rather than at the time the insured party has a right to a claim payment. Because of this belief and the ambiguities discussed below in the application of SFAS 60 to the financial guarantee industry, Ambac Assurance does not believe that SFAS 60 alone provides sufficient guidance. As a result, Ambac Assurance supplements the guidance in SFAS 60 with the guidance in SFAS 5, “Accounting for Contingencies,” which calls for a loss to be accrued if it is probable that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. Ambac Assurance also relies by analogy on EITF Issue 85-20, “Recognition of Fees for Guaranteeing a Loan,” which states that a guarantor should perform an ongoing assessment of the probability of loss to determine if a liability (and a loss) should be recognized under SFAS 5.

In management’s view, the accounting guidance noted above does not comprehensively address the attributes of financial guarantee insurance contracts, primarily due to the fact that SFAS 60 was developed prior to the maturity of the financial guarantee industry. Financial guarantee contracts have elements of long-duration insurance contracts in that they are generally irrevocable and extend over a period of time that may be 30 years or more but are considered and reported for regulatory purposes as property and

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

casualty insurance, normally considered short-duration contracts. The short-duration and long-duration classifications have different methods of accounting for premium revenue, deferred acquisition costs and contract liability recognition.

Ambac Assurance is aware that there are certain differences regarding the measurement of liabilities for credit losses among participants in the financial guarantee industry. Difficulties in applying the existing insurance accounting literature, such as the classification of the insurance contracts as either short-duration or long-duration to the attributes of financial guarantee insurance, different measurement models and assumptions utilized, regulatory guidance provided to certain entities, and the existence of accounting literature providing guidance with respect to liability recognition for loan guarantees, are the reasons for differences among the industry participants.

In January and February of 2005, the SEC staff discussed with the financial guarantee industry participants differences in loss reserve recognition practices among those participants. In September 2005, the Financial Accounting Standards Board (“FASB”) added a project to its agenda to consider the accounting by financial guarantee insurers for claims liability recognition, premium recognition and deferred acquisition costs. The proposed guidance was issued on April 18, 2007 and the final standard SFAS 163, “Accounting for Financial Guarantee Insurance Contracts”, was issued on May 23, 2008. The provisions of SFAS 163 are effective January 1, 2009. Certain disclosure requirements are however effective September 30, 2008 and shall be based on the insurance enterprise’s existing accounting policies that may or not be consistent with the principles of SFAS 163 at this earlier effective date. The table below summarizes information related to policies currently on Ambac Assurance’s adversely classified credit listing:

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

	Surveillance Categories
	IA	II	III	IV	V	Total
Number of Policies	101	77	16	31	5	230
Remaining weighted-average contract period (in years)	9	8	17	5	2	9
Gross insured contractual payments outstanding:
Principal	13,799,927	8,103,266	2,980,945	6,698,246	792	31,583,176
Interest	9,714,310	2,299,365	2,421,432	1,110,060	213	15,545,380

Total	23,514,237	10,402,631	5,402,377	7,808,306	1,005	47,128,556

Gross claim liability	79,315	280,927	594,463	1,834,793	1,005	2,790,503
Less:
Gross potential recoveries	—	(1,024)	(71)	(862,671)	—	(863,766)
Discount, net	(7,599)	(4,425)	(343,360)	(21,626)	(83)	(377,093)

Net claim liability (excluding reinsurance)	71,716	275,478	251,032	950,496	922	1,549,644

Gross Unearned premium revenue	72,541	23,648	22,220	8,024	—	126,433

Claim liability reported in the balance sheet (excluding reinsurance)	71,716	275,478	251,032	950,496	922	1,549,644 *

Reinsurance recoverables reported in the balance sheet	—	—	—	55,712	—	55,712

*	Excludes $7,071 gross of reinsurance and $7,055 net of reinsurance, and loss and loss adjustment expense reserves

(4)	Derivative Contracts

SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 138, SFAS 149 and SFAS 155, establishes accounting and reporting standards for derivative instruments. All derivatives, whether designated for hedging relationships or not, are required to be recorded on the Consolidated Balance Sheets at fair value. When available, quotes from independent market sources are obtained for market value. However, when quotes are not available, Ambac Assurance uses valuation models. Methodologies used to determine fair value of derivative contracts, including model inputs and assumptions where applicable, are described further in Note 8 Fair Value Measurements.

All derivative contracts are recorded on the Consolidated Balance Sheets on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for all derivatives are recorded as Derivative Assets or Derivative Liabilities on the Consolidated Balance Sheets.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

Derivative Contracts Classified as Held for Trading Purposes:

Financial Guarantee Credit Derivatives:

Ambac Assurance sold credit protection by entering into credit derivatives, primarily in the form of credit default swap contracts (“CDS contracts”), with various financial institutions. In a limited number of contracts the Company purchases credit protection on a portion of the risk written, from reinsurance companies or other financial companies. Management views credit derivative contracts as part of its financial guarantee business, under which Ambac Assurance intends to hold its written and purchased positions for the entire term of the related contracts. These credit derivative contracts are accounted for at fair value since they do not qualify for the financial guarantee scope exception under SFAS 133, as amended. Changes in fair value are recorded in “Net change in fair value of credit derivatives” on the Consolidated Statement of Operations. The “realized gains and losses and other settlements” component of this income statement line includes (i) premiums received and accrued on written credit derivative contracts, (ii) premiums paid and accrued on purchased credit derivative contracts, (iii) losses paid on written credit derivative contracts and (iv) paid losses recovered and recoverable on purchased credit derivative contracts for the appropriate accounting period. Losses paid and losses recovered and recoverable reported in “realized gains and losses and other settlements” include those arising after a credit event that requires a payment under the contract terms has occurred or in connection with a negotiated termination of a contract. Losses included in realized gains and losses and other settlements were $853,270 and $854,945 for the three and nine months ended September 30, 2008, respectively. There were no paid losses on these contracts in 2007. The “unrealized gains (losses)” component of this income statement line includes all other changes in fair value, including reductions in the fair value of liabilities as they are paid or settled. Refer to Note 8 for a detailed description of the components of our credit derivative contracts’ fair value.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

Although CDS contracts are accounted for at fair value in accordance with SFAS 133, they were written as a form of credit protection and are subject to ongoing credit-review by management. As with financial guarantee insurance policies, Ambac Assurance’s Surveillance Group track credit migration of CDS contracts’ reference obligations from period to period. Adversely classified credits are assigned risk classifications by the Surveillance Group using the guidelines described above in Note 3. The table below summarizes information related to CDS contracts currently on Ambac’s adversely classified credit listing:

	Surveillance Categories
	IA	II	III	IV	V	Total
Number of CDS Transactions	10	9	9	2	—	30

Remaining weighted-average life of obligations (in years)	9.5	9.4	12.1	4.0	n/a	10.1

Net principal notional outstanding	$5,791,820	$9,469,392	$8,741,226	$991,271	—	$24,993,709

Net credit derivative liabilities (at fair value)	$462,035	$2,170,360	$3,933,582	$672,452	—	$7,238,429

Financial Services Derivative Products:

Ambac Assurance, through its subsidiary Ambac Financial Services, provided interest rate and currency swaps to states, municipalities and their authorities, asset-backed issuers and other entities in connection with their financings. Ambac Capital Services entered into total return swaps with professional counterparties. Total return swaps are primarily referenced to fixed income obligations, which meet Ambac Assurance’s financial guarantee credit underwriting criteria. These contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of “Derivative products” revenue in the accompanying Consolidated Statements of Operations.

(5)	Income Taxes

Ambac Financial Group files a consolidated Federal income tax return with its subsidiaries. Ambac Financial Group and its subsidiaries also file separate or combined income tax returns in various states, local and foreign jurisdictions.

The following are the major jurisdictions in which Ambac and its affiliates operate and the earliest tax years subject to examination:

Jurisdiction	Tax Year
United States	2005
New York State	2005
New York City	2000
United Kingdom	2005

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

As of September 30, 2008 and December 31, 2007, the liability for unrecognized tax benefits is approximately $76,680 and $84,100, respectively. Included in these balances at September 30, 2008 and December 31, 2007 are $24,880 and $32,300 respectively, of unrecognized tax benefits that, if recognized, would affect the effective tax rate. During the nine months ended September 30, 2008, federal tax reserves related to the unrecognized tax benefits decreased by $10,500 for issues that no longer warrant a tax reserve after a settlement for the years 2001 through 2004.

Ambac Financial Group accrues interest and penalties related to unrecognized tax benefits in the provision for income taxes. During the three and nine months ended September 30, 2008, Ambac Assurance recognized interest of approximately $1,025 and $3,075, respectively, compared to $950 and $2,360 in the three and nine months ended September 30, 2007, respectively. Ambac had approximately $7,980 and $4,900 for the payment of interest accrued at September 30, 2008 and December 31, 2007, respectively.

As a result of development of additional losses on its insurance and credit default swap portfolio and the related impact on projected cash flows, Ambac Assurance has established a valuation allowance of $519,000 on the ordinary portion of its deferred tax asset. In accordance with SFAS 109, we evaluate our deferred income taxes quarterly to determine if valuation allowances should be based on the consideration of all available evidence using a “more likely than not” standard. In making such judgements, significant weight is given to evidence that can be objectively verified. Management believes it is more likely than not that the amortization of the unearned premium reserve, collection of future installment premiums on contracts already written, and income from the investment portfolio will not generate sufficient taxable income to realize the deferred tax asset that currently exists. Ambac Assurance will continue to analyze the need for a valuation allowance on a quarterly basis, including the impact of Moody’s recent downgrade of its Ambac Assurance rating to Baa1.

Ambac Assurance has not established a valuation allowance in connection with the capital loss portion of its deferred tax asset. It is more likely than not that Ambac Assurance will have sufficient capital gains in the three year carry back and five year carry forward period to fully validate the deferred tax asset related to these capital losses.

(6)	Special Purpose and Variable Interest Entities

Ambac Financial Group has involvement with special purpose entities, including VIEs, in the following ways. First, Ambac Assurance is a provider of financial guarantee insurance for various debt obligations issued by various entities, including VIEs. Second, Ambac Financial Group has sponsored two special purpose entities that issue medium-term notes to fund the purchase of certain financial assets. As discussed in detail below, these Ambac Financial Group-sponsored special purpose entities are considered Qualifying Special Purpose Entities (“QSPEs”). Lastly, Ambac Assurance is an investor in asset-backed securities issued by VIEs, and, in one transaction, had a beneficial interest in a VIE that purchased fixed rate municipal bonds with proceeds from the issuance of floating rate short term beneficial interests.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

Ambac Assurance was the primary beneficiary of this entity as a result of its beneficial interest. This VIE was liquidated in the first half of 2008. The fixed rate municipal debt securities, which are reported as Investments in fixed income securities, at fair value on the Consolidated Balance Sheets, were $0 and $256,546 as of September 30, 2008 and December 31, 2007, respectively. The beneficial interests issued to third parties, reported as Obligations under payment agreements on the Consolidated Balance Sheets, were $0 and $250,806 as of September 30, 2008 and December 31, 2007, respectively. As a result of the liquidation of this VIE, Ambac Assurance recognized realized gains of $0 and $4,273 in the three and nine month periods ended September 30, 2008.

Financial Guarantees:

Ambac Assurance provides financial guarantees in respect of assets held or debt obligations of special purpose entities, including VIEs. Ambac Assurance’s primary variable interest exists through this financial guarantee insurance or credit derivative contract. The transaction structure provides certain financial protection to Ambac. This financial protection can take several forms; however, the most common are over-collateralization, first loss and excess spread. In the case of over-collateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by Ambac Assurance), the structure allows the transaction to experience defaults among the securitized assets before a default is experienced on the structured finance obligations that have been guaranteed by Ambac. In the case of first loss, the financial guarantee insurance policy only covers a senior layer of losses on assets held or debt issued by special purpose entities, including VIEs. The first loss with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the securitized assets contributed to special purpose entities, including VIEs, generate interest cash flows that are in excess of the interest payments on the related debt; such excess cash flow is applied to redeem debt, thus creating over-collateralization. Ambac Assurance’s maximum exposure under these financial guarantee insurance and credit derivative contracts are included within “Guarantees Inforce”, primarily related to the structured and international finance market sectors.

As of September 30, 2008, Ambac Assurance is the primary beneficiary and, therefore, consolidated a VIE under one transaction as a result of providing a financial guaranty. The VIE is a bankruptcy remote special purpose financing entity created by the issuer of debt securities to facilitate the sale of notes guaranteed by Ambac Assurance. Ambac Assurance is not primarily liable for the debt obligations of the VIE. Ambac Assurance would only be required to make payments on these debt obligations in the event that the issuer defaults on any principal or interest due. Additionally, Ambac Assurance’s creditors do not have rights with regard to the assets of the VIE.

Proceeds from the note issuance of the VIE were used to extend loans to universities in the United Kingdom. The financial reports of this VIE are prepared by an outside trustee and are not available within the time constraints Ambac Assurance requires to ensure the financial accuracy of the operating results. As such, the financial results of the VIE are consolidated on a one quarter lag. Total long-term debt outstanding under this note issuance was $273,511 and $280,651 with a maturity date of December 7, 2047 and a fixed rate of interest of 5.32% at September 30, 2008 and December 31, 2007, respectively. Ambac Assurance is subject to potential consolidation of an additional $737,946 of assets and liabilities in connection with future utilization of the VIE.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

The following table provides supplemental information about the combined assets and liabilities associated with the VIE discussed above. The assets and liabilities of the VIE are consolidated into the respective Balance Sheet captions.

	At September 30, 2008	At December 31, 2007
Assets:
Cash	$1,092	$1,354
Investment income due and accrued	1,634	5,431
Loans	259,058	265,748
Other assets	12,709	13,049

Total assets	$274,493	$285,582

Liabilities:
Accrued interest payable	$924	$4,756
Long-term debt	273,511	280,651
Other liabilities	58	175

Total liabilities	274,493	285,582

Stockholders’ equity:	—	—

Total liabilities and stockholders’ equity	$274,493	$285,582

Qualified Special Purpose Entities:

A subsidiary of Ambac Financial Group has transferred financial assets to two special purpose entities. The business purpose of these entities is to provide certain financial guarantee clients with funding for their debt obligations. These entities meet the characteristics of QSPEs in accordance with SFAS 140. QSPEs are not subject to the requirements of FIN 46(R) and, accordingly, are not consolidated in Ambac Financial Group’s or Ambac Assurance’s financial statements. The QSPEs are legal entities that are demonstrably distinct from Ambac Financial Group. Ambac Financial Group, its affiliates or its agents cannot unilaterally dissolve the QSPEs. The QSPEs permitted activities are limited to those outlined below.

As of September 30, 2008, there have been 15 individual transactions with the QSPEs, of which 9 are outstanding. In each case, Ambac Financial Group sold fixed income debt obligations to the QSPEs. These transactions are true sales based upon the bankruptcy remote nature of the QSPE and the absence of any agreement or obligation for Ambac to repurchase or redeem assets of the QSPE. Additionally, Ambac Financial Group’s creditors do not have any rights with regards to the assets of the QSPEs. The purchase by the QSPE is financed through the issuance of MTNs, which are collateralized by the purchased assets. Derivative contracts (interest rate and currency swaps) may be used for hedging purposes only. Hedges are established at the time MTNs are issued to purchase financial assets. The activities of the QSPEs are contractually limited to purchasing assets from Ambac Financial Group, issuing MTNs to fund such purchase, executing derivative hedges and obtaining financial guarantee policies with respect to indebtedness incurred. Ambac Assurance may issue a financial guarantee insurance policy on the assets sold, the MTNs issued and/or the related derivative contracts. As of September 30, 2008, Ambac Assurance had financial guarantee insurance policies issued for all assets, MTNs and derivative contracts owned and outstanding by the QSPEs.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

Pursuant to the terms of Ambac Assurance’s insurance policy, insurance premiums are paid to Ambac Assurance by the QSPEs and are earned in a manner consistent with other insurance policies, over the risk period. Any losses incurred would be included in Ambac Assurance’s Consolidated Statements of Operations. Under the terms of an Administrative Agency Agreement, Ambac Financial Group provides certain administrative duties, primarily collecting amounts due on the obligations and making interest payments on the MTNs.

There were no assets sold to the QSPEs during the nine months ended September 30, 2008 and the year ended December 31, 2007. Ambac Assurance received gross premiums for issuing financial guarantee policies on the assets, MTNs and derivative contracts of $4,261 and $4,665 for the nine months ended September 30, 2008 and 2007, respectively. Ambac Financial Group also received fees for providing other services amounting to $159 and $179 for the nine months ended September 30, 2008 and 2007, respectively.

Ambac Assurance has elected to account for its equity interest in the QSPEs at fair value under SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities. Ambac Financial Group previously accounted for its equity interest in the QSPEs using the equity method of accounting in ABP Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. We believe that the fair value of these investments in these QSPEs provides for greater transparency for recording profit or loss as compared to the equity method. Ambac Assurance reported a $129 cumulative-effect adjustment benefit to the opening balance of retained earnings as a result of the re-measurement to fair value. At September 30, 2008 the fair value of the QSPEs is $140 and is reported within Other Assets within the Consolidated Balance Sheets.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(7)	Segment Information

Ambac Assurance has two reportable segments, as follows: (1) Financial Guarantee, which provides financial guarantees (including credit derivatives) for public finance, structured finance and other obligations; and (2) Financial Services, which provided funding conduits, interest rate, total return and currency swaps, principally to clients of the financial guarantee business, which includes municipalities and other public entities, health care organizations, investor-owned utilities and asset-backed issuers. As described in Note 1, Ambac has curtailed its activities on a going-forward basis in certain sectors of Financial Guarantee and will discontinue writing new Financial Services business (except where new transactions hedge or mitigate risks). Ambac Assurance’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different marketing strategies, personnel skill sets and technology.

Intersegment revenues include the premiums earned under those agreements. Ambac Assurance guarantees swap obligations and receives dividends from its Financial Services subsidiaries. Such premiums are determined as if they were premiums to third parties, that is, at current market prices.

The following tables summarize the financial information by reportable segment as of and for the three and nine months ended September 30, 2008 and 2007:

(Dollars in thousands) Three months ended September 30,	Financial Guarantee	Financial Services	Intersegment Eliminations	Consolidated
2008:
Revenues:
External customers	$(2,245,254)	$(44,376)	$—	$(2,289,630)
Intersegment	547	—	(547)	—

Total revenues	$(2,244,707)	$(44,376)	$(547)	$(2,289,630)

Income before income taxes:
External customers	$(2,903,178)	$(45,607)	$—	$(2,948,785)
Intersegment	1,414	(1,414)	—	—

Total income before income taxes	$(2,901,764)	$(47,021)	$—	$(2,948,785)

Total assets	$14,734,901	$1,035,264	$—	$15,770,165

2007:
Revenues:
External customers	$(404,180)	$(8,341)	$—	$(412,521)
Intersegment	13,870	—	(13,870)	—

Total revenues	$(390,310)	$(8,341)	$(13,870)	$(412,521)

Income before income taxes:
External customers	$(459,005)	(12,145)	$—	$(471,150)
Intersegment	14,537	(1,300)	(13,237)	—

Total income before income taxes	$(444,468)	$(13,445)	$(13,237)	$(471,150)

Total assets	$11,585,260	$1,438,075	$—	$13,023,335

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(Dollars in thousands) Nine months ended September 30,	Financial Guarantee	Financial Services	Intersegment Eliminations	Consolidated
2008:
Revenues:
External customers	$(2,173,372)	$(168,641)	$—	$(2,342,013)
Intersegment	1,695	—	(1,695)	—

Total revenues	$(2,171,677)	$(168,641)	$(1,695)	$(2,342,013)

Income before income taxes:
External customers	$(3,652,650)	$(173,128)	$—	$(3,825,778)
Intersegment	4,296	(4,296)	—	—

Total income before income taxes	$(3,648,354)	$(177,424)	$—	$(3,825,778)

Identifiable assets	$14,734,901	$1,035,264	$—	$15,770,165

2007:
Revenues:
External customers	$243,057	$6,565	$—	$249,622
Intersegment	15,329	—	(15,329)	—

Total revenues	$258,386	$6,565	$(15,329)	$249,622

Income before income taxes:
External customers	$89,900	$(4,969)	$—	$84,931
Intersegment	17,330	(4,093)	(13,237)	—

Total income before income taxes	$107,230	$(9,062)	$(13,237)	$84,931

Identifiable assets	$11,585,260	$1,438,075	$—	$13,023,335

The following table summarizes gross premiums written, net premiums earned and the net change in fair value of credit derivatives included in the Financial Guarantee segment by location of risk for the three and nine months ended September 30, 2008 and 2007:

	Three Months			Nine Months
(Dollars in thousands)	Gross Premiums Written	Net Premiums Earned	Net change in fair value of credit derivatives	Gross Premiums Written	Net Premiums Earned	Net change in fair value of credit derivatives
2008:
United States	$76,497	$242,663	$(2,578,637)	$262,240	$668,305	$(3,218,855)
United Kingdom	17,236	17,407	(7,721)	68,172	52,633	(9,160)
Other international	27,177	26,273	(118,821)	96,108	85,328	(208,748)

Total	$120,910	$286,343	$(2,705,179)	$426,520	$806,266	$(3,436,763)

2007:
United States	212,556	$150,925	$(646,909)	$614,557	$493,414	$(686,088)
United Kingdom	46,751	18,214	(8,352)	91,794	54,717	(7,915)
Other international	30,048	28,456	(68,799)	99,164	95,368	(60,503)

Total	$289,355	$197,595	$(724,060)	$805,515	$643,499	$(754,506)

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(8)	Fair Value Measurements

On January 1, 2008, Ambac Assurance adopted the provisions of SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement applies to amounts measured at fair value under other accounting pronouncements that require or permit fair value measurements. SFAS 157 supersedes certain accounting guidance, which prohibited the recognition of day one gains on certain derivative transactions. The provisions of SFAS 157 are to be applied prospectively, except that any remaining reserves for day one gains will be reflected as a cumulative effect adjustment to the opening balance of retained earnings. Ambac Assurance adopted SFAS 157 as of the beginning of 2008. The transition adjustment to beginning retained earnings was an after-tax gain of $13,031. Additionally, the requirement under SFAS 157 to incorporate Ambac Assurance’s own creditworthiness in the measurement of fair value of liabilities resulted in an increase to pre-tax income of $1,380,045 and $8,190,527 for the three and nine month periods ended September 30, 2008, respectively. We reflect Ambac’s own creditworthiness in the fair value by increasing the discount rate used by observable credit spreads on Ambac Assurance.

The carrying amount and estimated fair value of Ambac Assurance’s financial instruments are presented below:

	As of,
	September 30, 2008		December 31, 2007
(Dollars in Millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Fixed income securities	$8,580,122	$8,580,122	$10,384,947	$10,384,947
Fixed income securities pledged as collateral	115,732	115,732	88,563	89,563
Short-term investments	1,146,682	1,146,682	319,023	319,023
Short-term investments pledged as collateral	—	—	20,745	20,745
Other investments	12,378	12,378	13,199	13,199
Cash	88,766	88,766	120,588	120,588
Investment income due and accrued	107,349	107,349	146,210	146,210
Loans	269,015	252,250	276,971	284,015
Derivative assets	903,457	903,457	989,904	990,904
Financial liabilities:
Obligations under payment agreements	—	—	248,010	248,010
Derivative liabilities	9,531,224	9,531,224	6,937,967	6,937,967
Liability for net financial guarantees written	3,788,142	3,234,914	3,236,450	4,494,637

Fair value Hierarchy:

SFAS 157 specifies a fair value hierarchy based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company-based market assumptions. In accordance with SFAS 157, the fair value hierarchy prioritizes model inputs into three broad levels as follows:

•	Level 1	–	Quoted prices for identical instruments in active markets. Assets and liabilities classified as Level 1 include US treasury securities, money market funds and mutual funds.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

•	Level 2	–	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. Assets and liabilities classified as Level 2 generally include fixed income securities representing municipal, asset-backed and corporate obligations, most interest rate and currency swap derivatives, total return swaps and certain credit derivative contracts.

•	Level 3	–	Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. This hierarchy requires the use of observable market data when available. Assets and liabilities classified as Level 3 include most credit derivative contracts written as part of the financial guarantee business, certain interest rate swaps contracts which are not referenced to commonly quoted interest rates and certain fixed income securities for which quoted prices are not available and valuation models require significant Company based assumptions.

Determination of Fair Value:

When available, the Company generally uses quoted market prices to determine fair value, and classifies such items within Level 1. Because many fixed income securities do not trade on a daily basis, pricing sources apply available information through processes such as matrix pricing to calculate fair value. In those cases the items are classified within Level 2. If quoted market prices are not available, fair value is based upon models that use, where possible, current market-based or independently-sourced market parameters. Items valued using valuation models are classified according to the lowest level input or value driver that is significant to the valuation. Thus, an item may be classified in Level 3 even though there may be significant inputs that are readily observable.

Ambac Assurance’s financial instruments are mainly comprised of investments in fixed income securities and derivative contracts.

Fixed Income Securities:

Investments in fixed income securities are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) 115, “Accounting for Certain Investments in Debt and Equity Securities”. SFAS 115 requires that all debt instruments and certain equity instruments be classified in Ambac Assurance’s balance sheet according to their purpose and, depending on that classification, be carried at either cost or fair market value. The fair values of fixed income investments are based primarily on quoted market prices received from dealer quotes or alternative pricing sources with reasonable levels of price

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

transparency. Such quotes generally consider a variety of factors, including recent trades of the same and similar securities. For those fixed income investments where quotes were not available, fair values are based on internal valuation models. Key inputs to the internal valuation models include maturity date, coupon and generic yield curves for asset-type and credit rating characteristics that closely match those characteristics of the specific investment securities being valued. At September 30, 2008, approximately 2%, 85% and 1% of the investment portfolio was valued using dealer quotes, alternative pricing sources with reasonable levels of price transparency, and internal valuation models, respectively. Approximately 10% of the investment portfolio, which represents short-term money market funds, was valued based on amortized cost. Valuation results, particularly those derived from valuation models and quotes on certain mortgage and asset-backed securities, could differ materially from amounts that would actually be realized in the market.

Derivative Instruments:

Ambac Assurance’s exposure to derivative instruments is created through interest rate, currency, total return and credit default swaps. These contracts are accounted for at fair value under SFAS 133 “Accounting for Derivative Instruments and Certain Hedging Activities,” as amended (“SFAS 133”). Fair value is determined based upon market quotes from independent sources, when available. When independent quotes are not available, fair value is determined using valuation models. These valuation models require market-driven inputs, including contractual terms, credit spreads and ratings on underlying referenced obligations, yield curves and tax-exempt interest ratios. Under SFAS 157, Ambac Assurance is required to consider its own credit risk when measuring the fair value of derivative and other liabilities. As Ambac Assurance’s credit spreads widen, the fair value of our credit derivative portfolio liabilities will be reduced. The effect of Ambac Assurance’s credit spread is to reduce the fair value of Ambac’s credit derivative liability by $8,190,527 as of September 30, 2008.

As described further below, certain valuation models also require inputs that are not readily observable in the market. The selection of a model to value a derivative depends on the contractual terms of, and specific risks inherent in the instrument as well as the availability of pricing information in the market. For derivatives that are less complex and trade in liquid markets or may be valued primarily by reference to interest rates and yield curves that are observable and regularly quoted, such as interest rate and currency swaps, we utilize vendor-developed models. For derivatives that do not trade, or trade in less liquid markets such as credit derivatives on collateralized debt obligations, a proprietary model is used because such instruments tend to be unique, contain complex or heavily modified and negotiated terms, and pricing information is not readily available in the market. These models and the related assumptions are continuously re-evaluated by management and enhanced, as appropriate, based on improvements in modeling techniques. Ambac Assurance has not made significant changes to its modeling techniques for the periods presented.

Fair value of Ambac Assurance’s credit default swaps (“CDS”) is determined using internal valuation models and represents the net present value of the difference between the fees Ambac Assurance originally charged for the credit protection and our estimate of what a financial guarantor of comparable credit worthiness would hypothetically charge to provide the same protection at the balance sheet date. Ambac Assurance competes in the financial guarantee market, which differs from the credit markets where

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

Ambac Assurance insured obligations may trade. As a financial guarantor, Ambac Assurance assumes only credit risk; we do not assume liquidity risk or other risks and costs inherent in direct ownership of the underlying reference securities. Additionally, as a result of obtaining the investor’s control rights, financial guarantors generally have the ability to actively remediate the credit, potentially reducing the loss given a default. Financial guarantee contracts, including CDS, issued by Ambac Assurance and its competitors are typically priced to capture some portion of the spread that would be observed in the capital markets for the underlying (insured) obligation, with minimum pricing constrained by objective estimates of expected loss and financial guarantor required rates of return. Such pricing is well established by historical financial guarantee fees relative to capital market spreads as observed and executed in competitive markets, including in financial guarantee reinsurance and secondary market transactions. Because of this relationship and in the absence of severe credit deterioration, changes in the fair value of our credit default swaps (both unrealized gains and losses) will generally be less than changes in the fair value of the underlying reference obligations.

Key variables used in our valuation of substantially all of our credit derivatives include the balance of unpaid notional, expected term, fair values of the underlying reference obligations, reference obligation credit ratings, assumptions about current financial guarantee CDS fee levels relative to reference obligation spreads and Ambac Assurance’s credit spread. Notional balances, expected remaining term and reference obligation credit ratings are monitored and determined by Ambac Assurance’s surveillance group. Fair values of the underlying reference obligations are obtained from broker quotes when available, or are derived from other market indications such as new issuance spreads and quoted values for similar transactions. Implicit in the fair values we obtain on the underlying reference obligations are the market’s assumptions about default probabilities, default timing, correlation, recovery rates and collateral values.

Broker quotes are indicative values for the reference obligation (not our CDS contract) and generally do not represent a bid or doing-business quote for the reference instrument. As such, broker quotes represent an input to determine the estimated fair value of our CDS contract. Regulations require that such quotes follow methodologies that are generally consistent with those used to value similar assets on the quote providers’ own books. Methodologies may differ among brokers but are understood to reflect observable trading activity (when available) and modeling that relies on empirical data and reasonable assumptions. Broker quotes of reference obligation values were used in the determination of CDS fair values related to transactions representing 77% of CDS net par outstanding and 79% of the CDS derivative liability as of September 30, 2008.

When broker quotes for reference obligations are not available, reference obligation prices used in the valuation model for such transactions are generally based on averages of the quoted prices for other transactions of the same bond type and Ambac Assurance rating as well as changes in published credit spreads for securities with similar collateral and ratings characteristics. When price quotes of a similar bond type vary significantly or the number of similar transactions is small, as has been observed with CDO of ABS transactions, management will consider additional factors, such as specific collateral composition and performance and contractual subordination, to identify similar transactions. Published credit spreads were primarily used to update recently received price quotes for certain CLO transactions where quotes were not received as of September 30, 2008. Reference obligation prices derived internally as described above were used in the determination of CDS fair values related to transactions representing 23% of the CDS par outstanding and 21% of the CDS derivative liability fair value.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

Ambac Assurance’s CDS fair value calculations are adjusted for increases in our estimates of expected loss on the reference obligations and observable changes in financial guarantee market pricing. If no adjustment is considered necessary Ambac maintains the same percentage of the credit spread (over LIBOR) demanded in the market for the reference obligation as existed at the inception of the CDS. Therefore, absent changes in expected loss on the reference obligations or financial guarantee CDS market pricing, the financial guarantee CDS fee used for a particular contract in Ambac Assurance’s fair value calculations represent a consistent percentage, period to period, of the credit spread determinable from the reference obligation value at the balance sheet date. This results in a CDS fair value balance that fluctuates in proportion with the reference obligation value.

When reference obligations experience credit deterioration, there is an increase in the probability of default on the obligation and, therefore, an increase in expected loss. The effects of credit deterioration on financial guarantee CDS fees are not readily observable in the market. Ambac Assurance reflects the effects of changes in expected loss on the fair value of its CDS contracts by increasing the percentage of the reference obligation spread (over LIBOR) which would be captured as a CDS fee at the valuation date, resulting in a higher mark-to-market loss on our CDS relative to any price decline on the reference obligation. The fundamental assumption is that financial guarantee CDS fees will increase relative to reference obligation spreads as the underlying credit quality of the reference obligation deteriorates and approaches payment default. For example, if the credit spread of an underlying reference obligation was 80 basis points at the inception of a transaction and Ambac Assurance received a 20 basis point fee for issuing a CDS on that obligation, the “relative change ratio”, which represents the CDS fee to cash market spread Ambac would utilize in its valuation calculation, would be 25%. If the reference obligation spread increased to 100 basis points in the current reporting period, absent any observable changes in financial guarantee CDS market pricing or credit deterioration, Ambac Assurance’s current period CDS fee would be computed by multiplying the current reference obligation spread of 100 basis points by the relative change ratio of 25%, resulting in a 25 basis point fee. Thus, the model indicates we would need to receive an additional 5 basis points (25 bps currently less the 20bps we received at inception) for issuing a CDS in the current reporting period for this reference obligation. We would then discount the product of the notional amount of the CDS and the 5 basis point spread increase, over the weighted average life of the reference obligation to compute the current period mark-to-market loss. The discount rate used is LIBOR plus Ambac Assurance’s current credit spread as observed from quotes of the cost to purchase credit protection on Ambac Assurance. The discount rate used to value purchased credit derivative protection is LIBOR plus the current credit spread of the protection provider. Using the same example, if the reference obligation spread increased to 100 basis points and there was credit deterioration as evidenced by an internal rating downgrade, we would adjust the relative change ratio upward and record a higher mark-to-market loss based on the computations described above absent any observable changes in financial guarantee CDS market pricing. We do not adjust the relative change ratio until an actual internal rating downgrade has occurred unless we observe new financial guarantee CDS contracts. However, because we have active surveillance procedures in place for our entire CDS portfolio, particularly for transactions at or near a below investment grade threshold, the likelihood that an internal downgrade would lag the actual credit deterioration of a transaction for any meaningful time period is considered unlikely. The factors used

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

to increase the percentage of reference obligation spread captured in the CDS fee are based on rating agency probability of default percentages determined by management to be appropriate for the relevant asset type.

In addition, when there are sufficient numbers of new observable transactions to indicate a general change in market pricing trends for CDS on a given asset class, management will adjust its assumptions about the percentage of reference obligation spreads captured as CDS fees to match the current market. No such adjustments were made in 2008 and 2007. Ambac Assurance is not transacting CDS business currently, other guarantors have stated they have exited this product, and it is possible insurance regulators will prohibit Ambac Assurance from transacting this product going forward.

Key variables which impact the “Realized gains and losses and other settlements” component of “Net change in fair value of credit derivatives” in the Consolidated Statement of Operations are the most readily observable variables since they are based solely on the CDS contractual terms and cash settlements. Those variables include (i) premiums received and accrued on written CDS contracts, (ii) premiums paid or accrued on purchased contracts, (iii) losses and settlements paid on written credit derivative contracts and (iv) paid losses and settlements recovered and recoverable on purchased credit derivative contracts for the appropriate accounting period. The remaining key variables described above impact the “Unrealized gains (losses)” component of “Net change in fair value of credit derivatives.” The net par outstanding of Ambac Assurance’s CDS contracts is $58,693,581 and $64,988,211 at September 30, 2008 and December 31, 2007 respectively. The remaining average life of these contracts at September 30, 2008 was 7.7 years. The aggregate notional amount of credit default swap protection purchased from financial institutions, including insurance enterprises, is approximately $1,052,292 and $1,933,104 with an aggregate fair value asset of $199,135 and $156,786 as of September 30, 2008 and December 31, 2007, respectively.

Financial Guarantees:

Fair value of net financial guarantees written represents our estimate of the cost to Ambac Assurance to completely transfer its insurance obligation to another financial guarantor of comparable credit worthiness. In theory, this amount should be the same amount that another financial guarantor of comparable credit worthiness would hypothetically charge in the market place, on a present value basis, to provide the same protection as of the balance sheet date.

This fair value estimate of financial guarantees is presented in the table immediately following the first paragraph of this Note 10 on a net basis and includes direct contracts written, which represent our liability, net of ceded reinsurance contracts, which represent our asset. The fair value estimate of direct contracts written is based on the sum of the present values of (i) unearned premium reserves; (ii) loss and loss expense reserves; and (iii) estimated future installment premiums. The fair value estimate of ceded reinsurance contracts is based on the sum of the present values of (i) prepaid reinsurance, net of ceding commissions (ii) reinsurance recoverables on losses; and (iii) estimated future installment premiums ceded, net of ceding commissions.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

Under our current financial guarantee model, the key variables are par amounts outstanding (including future periods for the calculation of future installment premiums), expected term, discount rate, and expected net loss and loss expense payments. Net par outstanding is monitored by Ambac Assurance’s surveillance group. Estimates of future installment premiums received and ceded are based on contractual premium rates and estimates of the expected terms of these contracts. With respect to the discount rate, FAS 157 requires that the nonperformance risk of a financial liability be included in the estimation of fair value. This nonperformance risk would include considering Ambac Assurance’s own credit risk in the fair value of financial guarantees we have issued, thus the estimated fair value for direct contracts written was discounted at LIBOR plus Ambac Assurance’s current credit spread. The credit spread used to estimate the nonperformance risk component of the fair value of financial guarantees as of September 30, 2008 was 1600 basis points. As Ambac Assurance adopted FAS 157 effective January 1, 2008, this nonperformance risk was not incorporated into the financial guarantee fair value estimate reported in December 31, 2007. Please refer to Note 3, Loss and Loss Expenses, for additional information on factors which influence our estimate of loss and loss expenses. The estimated fair value of ceded reinsurance contracts factors in any adjustments related to the counterparty credit risk we have with reinsurers.

There are a number of factors that limit our ability to accurately estimate the fair value of our financial guarantees. The first limitation is the lack of observable pricing data points as a result of the current disruption in the credit markets and recent rating agency actions, both of which have significantly limited the amount of new financial guarantee business written by Ambac Assurance. Additionally, the fair value concepts of FAS 157, as they relate to valuing liabilities, requires a company to consider the cost to completely transfer its obligation to another party of comparable credit worthiness. However, our primary insurance obligation is irrevocable and thus there is no established active market for transferring such obligations. Finally, as a result of the breadth, volume and geographic diversification of our financial guarantee exposures, we may need to enhance our model to more accurately incorporate other key variables that may influence the fair value estimate. Variables currently being considered which are not incorporated in our current fair value estimate of financial guarantees include the credit spreads of the underlying insured obligations, the underlying ratings of those insured obligations and assumptions about current financial guarantee premium levels relative to the underlying insured obligations’ credit spreads.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

The following table sets forth Ambac Assurance’s financial assets and liabilities that were accounted for at fair value as of September 30, 2008 by level within the fair value hierarchy. As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Level 1	Level 2	Level 3	Total
Financial assets:
Fixed income securities	$165,846	$8,355,392	$58,884	$8,580,122
Fixed income securities pledged as collateral	115,732	—	—	115,732
Short-term investments	1,146,682	—	—	1,146,682
Other investments (1)	2,378	—	—	2,378
Cash	88,766	—	—	88,766
Derivative assets	—	835,643	67,814	903,457
Other assets	—	13,882	—	13,882
Total financial assets	1,519,404	9,204,917	126,698	10,851,019
Financial liabilities:
Derivative liabilities	—	922,320	8,608,903	9,531,224
Total financial liabilities	—	922,320	8,608,903	9,531,224

(1)	Excludes a $10,000 investment which is carried in the Consolidated Balance Sheets at cost

The following table presents the changes in the Level 3 fair value category for the three and nine months ended September 30, 2008. Ambac Assurance classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable either directly or indirectly. Thus, the gains and losses presented below include changes in the fair value related to both observable and unobservable inputs.

	Level- 3 financial assets and liabilities accounted for at fair value
Three months ended September 30, 2008	Investments	Derivatives	Total
Balance, beginning of period	$—	$(6,650,536)	$(6,650,536)
Total gains/(losses)(realized and unrealized):
Included in earnings	—	(2,713,720)	(2,713,720)
Included in other comprehensive income	(2,100)	—	(2,100)
Purchases, issuances and settlements	(1,197)	823,167	821,970
Transfers in and/or out of level 3	62,181	—	62,181

Balance, end of period	$58,884	$(8,541,089)	$(8,482,205)

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

	Realized gains and other settlements on credit derivative contracts	Unrealized losses on credit derivative contracts	Derivative products revenues
Gains and losses (realized and unrealized) relating to Level 3 assets and liabilities included in earnings for the period are reported as follows:
Total gains or losses included in earnings for the period	$(838,079)	$(1,866,816)	$(8,825)
Change in unrealized gains or losses relating to the assets still held at the reporting date	11,701	(2,735,223)	(6,069)

	Level- 3 financial assets and liabilities accounted for at fair value
Nine months ended September 30, 2008	Investments	Derivatives	Total
Balance, beginning of period	$—	$(5,766,041)	$(5,766,041)
Total gains/(losses)(realized and unrealized):
Included in earnings	—	(3,515,392)	(3,515,392)
Included in other comprehensive income	(2,100)	—	(2,100)
Purchases, issuances and settlements	(1,197)	740,344	739,147
Transfers in and/or out of level 3	62,181	—	62,181

Balance, end of period	$58,884	$(8,541,089)	$(8,482,205)

	Realized gains and other settlements on credit derivative contracts	Unrealized losses on credit derivative contracts	Derivative products revenues
Gains and losses (realized and unrealized) relating to Level 3 assets and liabilities included in earnings for the period are reported as follows:
Total gains or losses included in earnings for the period	$(806,369)	$(2,627,480)	$(81,543)
Change in unrealized gains or losses relating to the assets still held at the reporting date	40,407	(3,708,165)	(74,118)

(9)	Future Application of Accounting Standards

On May 23, 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts, an interpretation of SFAS 60 Accounting and Reporting by Insurance Enterprises. The new standard clarifies how SFAS No. 60, Accounting and Reporting by Insurance Enterprises,

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

applies to financial guarantee insurance contracts issued by insurance enterprises, including the recognition and measurement of premium revenue and claim liabilities. It also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for disclosures about the insurance enterprise’s risk management activities. Disclosures about the insurance enterprise’s risk-management activities are effective for the first period beginning after issuance of the Statement. Ambac Assurance will adopt SFAS No. 163 on January 1, 2009 except for the disclosures about the insurance enterprise’s risk management activities, which has been adopted in the quarter ended September 30, 2008.

Under SFAS 163, Ambac Assurance would be required to recognize premium revenue, for both upfront and installment paying policies, by applying a fixed percentage of premium to the amount of exposure outstanding at each reporting date (referred to as the level-yield approach), rather than being recognized over the term of each maturity for upfront paying policies. For installment paying policies, SFAS 163 also requires that the accretion discount, equating to the difference between the undiscounted installment premiums and the present value of installment premiums, be recognized through the income statement.

Ambac Assurance believes that the cumulative effect of initially applying the provisions of SFAS 163 could be material to our financial statements. Ambac Assurance continues to evaluate the implications of the standard with regard to revenue recognition, claim liabilities and deferred acquisition costs on its financial statements.

In December 2007, the FASB issued SFAS 160, Non-controlling Interests in Consolidated Financial Statements. SFAS 160 amends Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS 141R, Business Combinations. Among other things, SFAS 160 requires that non-controlling interests be clearly identified, labeled, and presented in the consolidated balance sheets within equity, but separate from the parent’s equity. In addition, the amount of consolidated net income attributable to the parent and to the non-controlling interest must be clearly identified and presented on the face of the consolidated statement of operations. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. An entity must recognize the effect of applying SFAS 160 prospectively, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively. Ambac Assurance will adopt the provisions of SFAS 160 on January 1, 2009. The adoption of SFAS 160 will not have a material effect on Ambac Assurance’s financial statements.

On March 19, 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, and is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early application encouraged. Ambac will adopt SFAS 161 on January 1, 2009. Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS 161 will not affect Ambac Assurance’s financial condition, results of operations or cash flows.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

On September 12, 2008, the FASB issued FSP FAS No. 133-1 and FIN 45-4, Disclosure about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. FSP FAS No. 133-1 and FIN 45-4 requires enhanced disclosures about credit derivatives and guarantees and amends FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” to exclude derivative instruments accounted for at fair value under SFAS No. 133. The FSP is effective for financial statements issued for reporting periods ending after November 15, 2008. Ambac Assurance will adopt FSP FAS No. 133-1 and FIN 45-4 for the reporting period ending December 31, 2008. Since FSP FAS No. 133-1 and FIN 45-4 only requires additional disclosures concerning credit derivatives and guarantees, adoption of FSP FAS No. 133-1 and FIN 45-4 will not affect Ambac Assurance’s financial condition, results of operations or cash flows.

On October 10, 2008 that FASB issued FASB Staff Position (“FSP”) No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP FAS 157-3 clarifies the application of SFAS 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. Key existing principles of SFAS 157 illustrated in the example include: a) a fair value measurement represents the price at which a transaction would occur between market participants at the measurement date, b) in determining fair value, the use of a reporting entity’s own assumptions about future cash flows and appropriately risk-adjusted discount rates is acceptable when relevant observable inputs are not available and c) broker (or pricing service) quotes may be an appropriate input when measuring fair value, but they are not necessarily determinative if an active market does not exist for the financial asset. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. As such, Ambac Assurance adopted this FSP as of September 30, 2008. The adoption of FSP FAS 157-3 did not have a material effect on Ambac Assurance’s financial statements.